EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 136 to Registration Statement No. 02-90946 on Form N-1A of our reports dated December 14, 2007, relating to the financial statements and financial highlights of Eaton Vance Mutual Funds Trust (the "Trust"), including Eaton Vance Tax-Managed International Equity Fund and Tax-Managed International Equity Portfolio appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2007, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Other Service Providers-Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts August 28, 2008